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                                                                      EXHIBIT 15


May 9, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Foodbrands America, Inc.
    Registration on Form S-3



    We are aware that our report dated April 29, 1996 on our review of interim financial information of Foodbrands America, Inc. for the periods ended March 30, 1996 and April 1, 1995, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 30, 1996 is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                          COOPERS & LYBRAND, L.L.P.